Footnote 1 to Table II of Form 4 filed by Wendell H. Murphy on February 15, 2005

 (1)     The  Reporting  Person owns the Class A limited  liability  company interests of WHM-SR  Legacy LLC ("Sr. LLC"),  which provide the Reporting
Person with voting and dispositive  power over and a 1% pecuniary  interest in the shares of Smithfield  Foods Inc. common stock ("Common  Stock") owned by Sr.
LLC, WHM-JR Legacy LLC ("Jr. LLC") and WMC Legacy LLC ("WMC LLC"). The Reporting
Person disclaims  beneficial  ownership of the shares of Common Stock held by
Sr. LLC except to the extent of the Reporting  Person's 1% pecuniary  interest.
On February 11, 2005,  Sr. LLC  entered  into a prepaid  variable  forward contract  ("Contract")  with an  unaffiliated  third  party  buyer ("Buyer")
pursuant to a Master  Agreement  dated February 11, 2005.  The Contract obligates Sr. LLC to deliver to the Buyer up to 344,236  Common  Shares
(or an  equivalent  amount of cash,  if elected by Sr. LLC) on the Maturity
Date of the Contract  (i.e.,  August 13, 2012,  or an earlier date if the parties  agree to terminate  the Contract early).  In exchange for assuming this  obligation,  Sr. LLC  received a cash payment of  $7,653,205.94  as of the date of entering  into the Contract.  Sr. LLC pledged  344,236  Common Shares
(the "Pledged  Shares") to secure its obligations under the Master  Agreement, and retained voting rights in the Pledged Shares during the period of the pledge.  Sr. LLC will pay to Buyer all dividends  received on the Pledged
Shares  during the term of  transaction. The number of shares to be delivered to the Buyer on the  Maturity  Date is to be  determined  as follows,  on the basis of prices of the Common Shares that are subject to adjustment for events specified in the Master Agreement:

•       If the  price per  share of the  Common  Shares  on the  Maturity
         Date is less than or equal to  $30.9644 (i.e.,  the "Initial Share
         Price," which is the price on the date of entering into the Contract),
         Sr. LLC will deliver to the Buyer the entire amount of Pledged Shares;

•         If the price per share of the Common  Shares on the Maturity  Date is between the Floor Price and $55.7359 (the "Cap  Price"),  Sr. LLC
         will deliver to the Buyer a number of shares  determined by multiplying  the Pledged  Shares by the Floor Price,  and dividing the resulting  number by the price of the Common Shares on the Maturity
         Date;

•         If the price per share of the Common  Shares on the Maturity  Date is greater than the Cap Price,  Sr. LLC would  deliver to the Buyer a number of shares  determined  by  reference  to a formula  specified in the contract  that  would  result in Sr.  LLC being  obligated  to deliver fewer than the number of Pledged Shares.